Exhibit 5.1

April 1, 2024

Reference: 93667/03
Skeena Resources Limited 1133 Melville Street, Suite 2600 Vancouver, BC V6E 4E5

RE:	Skeena Resources Limited– Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Skeena Resources Limited, a company formed under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register the offer and sale of up to 7,948,427 common shares of the Company (the “Shares”) pursuant to the following:

(1)	the exercise of outstanding options (the “Options”) pursuant to the amended Stock Option Plan of Skeena that was adopted by the Board effective June 30, 2021, replacing the previous stock option plan which was adopted by the Board on September 15, 2020 and by the Shareholders on October 15, 2020 (the “Option Plan”);

(2)	the redemption of share units (the “RSUs”) issued under the Skeena Resources Limited Restricted Share Unit Plan (the “RSU Plan”); and

(3)	the exercise or settlement, as applicable, of Options, RSUs, performance share units, deferred share units or other applicable awards (collectively, the “Incentive Awards”) which may be granted under the Company’s 2023 Omnibus Equity Incentive Plan (the “Omnibus Plan”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options, RSUs and Incentive Awards: (1) upon the due exercise of the Options granted pursuant to and in accordance with the Option Plan; (2) upon the redemption of RSUs in accordance with their terms and the RSU Plan; and (3) upon the exercise or settlement, as applicable, of the Incentive Awards in accordance with their terms and the terms of the Omnibus Plan, the Shares underlying the Options, RSUs and Incentive Awards will be validly issued as fully paid and non-assessable.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

(s) “Blake, Cassels & Graydon LLP”